Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders
Trans World Entertainment Corporation:

We consent to incorporation by reference in the registration statements (Nos. 33-14572, 33-40399, 33-51094, 33-51516, 33-59319, 333-75231, 333-81685, 333-101532, and 333-128210) on Form S-8 pertaining to the Trans World Music Corp. 1986 Incentive and Non-Qualified Stock Option Plan, the Trans World Music Corp. 1990 Stock Option Plan for Non-Employee Directors, the Trans World Entertainment Corp. 1994 Stock Option Plan, the Camelot Music Holdings, Inc. 1998 Stock Option Plan, the Camelot Music Holdings, Inc. Outside Directors Stock Option Plan, the Trans World Entertainment Corp. 1998 Stock Option Plan, the Trans World Entertainment Corp. 1999 Stock Option Plan, the Trans World Entertainment Corporation 2002 Stock Option Plan, and the Trans World Entertainment Corporation 2005 Long Term Incentive and Share Award Plan of our reports dated April 19, 2007, with respect to the consolidated balance sheets of Trans World Entertainment Corporation and subsidiaries as of February 3, 2007, and January 28, 2006, and the related consolidated statements of operations, shareholders’ equity and comprehensive income (loss), and cash flows for each of the fiscal years in the three-year period ended February 3, 2007, management’s assessment of the effectiveness of internal control over financial reporting as of February 3, 2007 and the effectiveness of internal control over financial reporting as of February 3, 2007 which reports appear in the Annual Report on Form 10-K of Trans World Entertainment Corporation and subsidiaries for the fiscal year ended February 3, 2007.

Our report on the consolidated financial statements refers to changes in the methods of accounting for share-based compensation and pension and other postretirement benefit obligations in 2006.

/s/ KPMG LLP
Albany, New York
April 19, 2007